EXHIBIT 23.01

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-93580, 333-34460, 333-57176, 333-76750, 333-87934, 333-102937, 333-106953 and 333-108825) and in the related Prospectus and the Registration Statements (Form S-8 Nos. 33-79222, 333-27671, 333-46949, 333-84317, 333-52298, 333-74092, 333-85856, 333-87016 and 333-105555) of Martek Biosciences Corporation of our report dated December 12, 2003, except for Note 19, as to which the date is January 26, 2004, with respect to the consolidated financial statements of Martek Biosciences Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 2003.

/s/ Ernst & Young LLP

McLean, Virginia
January 26, 2004